Exhibit 99.1

PHILIP MORRIS INTERNATIONAL INC. (PMI) REPORTS

2008 THIRD QUARTER RESULTS

•	Diluted earnings per share of $1.01, up 23.2% from $0.82, including the items detailed on Schedule 7

•	Adjusted diluted earnings per share of $0.93, up 19.2% from the 2007 pro-forma adjusted earnings per share of $0.78

•	Reaffirms its forecast for 2008 adjusted full-year diluted earnings per share, projecting growth of approximately 19% to 21% to a range of $3.32 to $3.38 from a 2007 pro-forma adjusted base of $2.79

•	Increased its regular quarterly dividend during the quarter to $0.54, up 17.4% from its inaugural regular quarterly dividend of $0.46

•	Spent $2.4 billion to repurchase 44.8 million shares of its common stock in the quarter

•	Completed its previously announced acquisition of Rothmans Inc.

NEW YORK, October 22, 2008 – Philip Morris International Inc. (NYSE / Euronext Paris: PM) today announced diluted earnings per share of $1.01 in the third-quarter of 2008, up 23.2% from $0.82, including the items detailed on Schedule 7.

“Our excellent third-quarter results clearly underscore our ability to deliver against our financial targets despite anticipated currency headwinds and the current global economic turbulence,” said Louis Camilleri, Chairman and Chief Executive Officer.

“We continue to witness robust business momentum, demonstrated by a strong increase in organic volume and solid net revenue and income growth, all of which lead us to reaffirm our annual earnings guidance”.

Conference Call

A conference call, hosted by Hermann Waldemer, Chief Financial Officer, with members of the investment community and news media will be webcast at 9:00 a.m. Eastern Time on October 22, 2008. Access is available at www.pmintl.com.

Dividends and Share Repurchase Program

PMI increased its regular quarterly dividend during the third quarter of 2008 to $0.54, up 17.4% from its inaugural regular quarterly dividend of $0.46. The increased dividend represents an annualized rate of $2.16 per common share. PMI has a dividend policy that anticipates a payout ratio of approximately 65%.

During the third quarter, PMI spent $2.4 billion to repurchase 44.8 million shares of its common stock. Since May 2008, when PMI began its previously-announced $13 billion, two-year share repurchase program, the company has spent a total of $4.5 billion to repurchase 86.2 million shares.

2008 Full-Year Forecast

PMI reaffirms its forecast for adjusted diluted earnings per share, reflecting strong business momentum, to a range of $3.32 to $3.38 for the full-year 2008, representing a growth rate of approximately 19% to 21%, from a revised pro-forma adjusted base of $2.79 per share in 2007.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

Acquisition of Rothmans Inc.

On July 31, 2008, PMI announced that the company had entered into an agreement with Rothmans Inc. (Rothmans) to purchase, by way of a tender offer, all of the outstanding common shares of Rothmans for CAD $30.00 per share in cash, for an aggregate transaction value of approximately CAD $2.0 billion on a fully-diluted basis.

On September 30, 2008, PMI announced that approximately 63,904,405 shares representing approximately 93.8% of the outstanding common shares of Rothmans on a fully-diluted basis had been tendered and accepted by the company.

On October 9, 2008, PMI formally notified the remaining shareholders of Rothmans that it was exercising its right to acquire the remaining Rothmans shares in accordance with Canadian law. PMI has subsequently paid for the remaining shares and now owns 100% of Rothmans.

On October 20, 2008, the common shares of Rothmans (symbol: ROC) were delisted on the Toronto Stock Exchange.

The Canadian business’ results were incorporated into the renamed Latin America & Canada segment as of September 19, 2008. These results did not have a significant impact on PMI’s operating results for the third quarter or nine months ended September 30, 2008.

2008 THIRD-QUARTER CONSOLIDATED RESULTS

Management reviews operating companies income, which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and to allocate resources. Management believes it is appropriate to disclose this measure to help investors analyze business performance and trends. For a reconciliation of operating companies income to operating income, see the Condensed Statements of Earnings contained in this release. References to international tobacco market shares are PMI estimates based on a number of sources.

NET REVENUES*

PMI Net Revenues* ($ Millions)

	Third Quarter
	2008	2007	Change
European Union	$2,671	$2,278	17.3%
Eastern Europe, Middle East & Africa	2,109	1,706	23.6%
Asia	1,610	1,442	11.7%
Latin America & Canada	563	490	14.9%

Total PMI	$6,953	$5,916	17.5%

* Net revenues, excluding excise taxes.

Reported net revenues, excluding excise taxes, of $7.0 billion, were up 17.5%, with double-digit growth from all business segments for the third consecutive quarter. Excluding currency of $590 million and acquisitions, net revenues in the third quarter increased by 7.2%.

OPERATING COMPANIES INCOME

PMI Operating Companies Income ($ Millions)

	Third Quarter
	2008	2007	Change
European Union	$1,325	$1,151	15.1%
Eastern Europe, Middle East & Africa	946	710	33.2%
Asia	558	514	8.6%
Latin America & Canada	110	143	(23.1)%

Total PMI	$2,939	$2,518	16.7%

Third-quarter 2008 reported operating companies income grew a strong 16.7% to $2.9 billion, reflecting improved business performance of $179 million, driven by higher pricing and improved volume/mix, and favorable currency of $217 million. Excluding currency and acquisitions, operating companies income was up a strong 7.2%.

Adjusted for the items shown in the table below, operating companies income grew 16.5%.

PMI Operating Companies Income ($ Millions)

	Third Quarter
	2008	2007	Change
Reported Operating Companies Income	$2,939	$2,518	16.7%
Asset impairment and exit costs	13	15
Adjusted Operating Companies Income	$2,952	$2,533	16.5%
Adjusted OCI Margin*	42.5%	42.8%	(0.3) pp

*Margins are calculated as adjusted operating companies income, divided by net revenues, excluding excise taxes.

SHIPMENT VOLUME & MARKET SHARE

PMI Cigarette Shipment Volume by Segment (Million Units)

	Third Quarter
	2008	2007	Change
European Union	64,063	65,450	(2.1)%
Eastern Europe, Middle East & Africa	81,405	77,498	5.0%
Asia	55,946	52,961	5.6%
Latin America & Canada	24,500	21,297	15.0%

Total PMI	225,914	217,206	4.0%

PMI cigarette shipment volume of 225.9 billion units was up 4.0% for the quarter, driven by EEMA, Asia and Latin America & Canada, partly offset by a decline in the EU.

On an organic basis, excluding acquisitions, PMI’s cigarette shipment volume was up a robust 3.2%, benefiting from particularly strong performances in Argentina, Indonesia, Korea, Russia and Ukraine.

Total cigarette shipments of Marlboro of 80.3 billion units were up 1.1%, with growth in EEMA, Asia and Latin America & Canada, partly offset by a decline in the EU. Total cigarette shipments of L&M of 24.0 billion units were down 3.6%, with a decline in EEMA partially offset by growth in the EU. Led by double-digit growth in EEMA and an increase in the EU, total cigarette shipments of Chesterfield grew 14.6% versus the prior-year quarter. Total cigarette shipments of Parliament continued to record strong growth, up 15.8%, driven by gains in EEMA. Virginia Slims grew 3.6%, driven by gains in EEMA and Latin America & Canada.

Shipment volume of other tobacco products (in cigarette equivalent units) surged 36.2%, fueled by strong growth in France and Poland. Excluding acquisitions, shipment volume of other tobacco products was up 15.8%. Total shipment volume for cigarettes and other tobacco products was up 4.4%, or up 3.3% excluding acquisitions.

PMI’s third quarter 2008 market share performance improved versus the same period in 2007 in a number of markets, including Algeria, Argentina, Australia, Belgium, Brazil, Bulgaria, the Czech Republic, the Dominican Republic, Egypt, Germany, Hungary, Indonesia, Korea, Mexico, the Netherlands, Romania, Russia, Turkey, Ukraine and the United Kingdom.

EUROPEAN UNION (EU)

2008 Third-Quarter Results

In the EU, net revenues, excluding excise taxes, increased by 17.3% to reach $2.7 billion, due to favorable currency of $352 million. Excluding the impact of currency and acquisitions, net revenues increased 1.0%, principally driven by favorable pricing in almost all Western European markets, particularly in Germany and Italy.

Operating companies income grew by 15.1% to $1.3 billion, mainly due to favorable currency of $154 million and higher pricing, partially offset by unfavorable volume/mix, due to total market declines, and the temporary need to absorb some excise tax increases in the Czech Republic and Poland where PMI has had shorter inventory durations of old tax products compared to its competitors. Excluding the impact of currency and acquisitions, operating companies income increased by 1.0%.

Operating companies income grew 14.7% for the third quarter of 2008 when adjusted for the impact of the items shown in the table below. The adjusted operating companies income margin was affected by the absorption of excise taxes in Poland and the Czech Republic.

EU Operating Companies Income ($ Millions)

	Third Quarter
	2008	2007	Change
Reported Operating Companies Income	$1,325	$1,151	15.1%
Asset impairment and exit costs	10	13
Adjusted Operating Companies Income	$1,335	$1,164	14.7%
Adjusted OCI Margin*	50.0%	51.1%	(1.1) pp

*Margins are calculated as adjusted operating companies income, divided by net revenues, excluding excise taxes.

The total cigarette market in the EU declined by 1.2% in the third quarter, impacted by unfavorable trade inventory movements in the Czech Republic and tax-driven pricing in Poland. Adjusted for these factors, the total cigarette market in the EU was essentially flat.

PMI’s cigarette shipment volume in the EU declined by 2.1%, reflecting a lower total market as well as unfavorable distributor inventory movements in Italy and the timing of shipments in Spain. PMI’s share was essentially flat at 39.1%. Marlboro’s share in the EU was down 0.3 points for the quarter, with declines in France, Germany, Italy and Spain partially offset by gains in Central Europe, Greece, Portugal, Switzerland and the U.K.

In France, the total cigarette market was up 0.7%, reflecting a favorable comparison with the same quarter last year following the August 2007 price increase of 0.30 euros per pack. PMI’s shipments were down 3.3% and market share decreased 1.4 points to 40.6%.

In Germany, the total cigarette market was up 1.4%, reflecting the impact of competitor trade inventories and an additional selling day in the quarter. Adjusted for these distortions, the total cigarette market is estimated to have declined by approximately 0.8%, reflecting a diminished impact of indoor public smoking bans during the summer period. PMI’s cigarette shipments were up 1.8% and market share, adjusted for trade inventory distortions, is estimated to have reached a level of 36.6%, up 0.4 share points. On the same basis, this reflects the continued strong momentum of L&M, the fastest growing brand in Germany, up 1.7 points versus the third quarter 2007.

In Italy, the total market was down 0.4%, reflecting the impact of 2008 price increases, and trade inventory distortions from the second quarter 2008. PMI’s shipments declined 4.6%, reflecting distributor inventory adjustments, and market share declined 0.3 points. Marlboro’s share was down 0.2 points versus the third quarter 2007. PMI market share on a year-to-date basis is stable at 54.6%.

In Poland, the total cigarette market was down 6.5%, reflecting the impact of the 2007 and 2008 price increases driven by EU tax harmonization. PMI’s shipments declined 8.9% and market share declined 1.0 point to 37.0%, reflecting lower share for Marlboro and L&M, impacted by price gaps with competitive brands that temporarily widened following the tax-driven price increases during the quarter. These price gaps subsequently closed following competitive brand price increases at the end of the quarter.

In Spain, the total market was up 0.7%. PMI’s shipments declined 3.0%, mainly reflecting the timing of shipments in the third quarter. Although PMI’s market share was down 0.4 share points to 32.3% for the quarter, total share was up 0.7 points versus the second quarter 2008, driven by Marlboro.

EASTERN EUROPE, MIDDLE EAST & AFRICA (EEMA)

2008 Third-Quarter Results

In EEMA, net revenues, excluding excise taxes, increased by 23.6% to reach $2.1 billion, including favorable currency of $148 million. Excluding currency, net revenues grew 14.9% due to higher pricing and favorable volume/mix, principally in Russia, Turkey and Ukraine.

In the third quarter of 2008, operating companies income surged 33.2%, including favorable currency of $55 million. Excluding the impact of currency, operating companies income was up a strong 25.5% driven by continued gains across the region and especially in Eastern Europe and Turkey. The income gain reflects a combination of strong volume growth, particularly in Russia and Ukraine, favorable product mix due to up-trading in Eastern Europe and Turkey and improved pricing across the region, especially in Russia, Turkey and Ukraine.

EEMA Operating Companies Income ($ Millions)

	Third Quarter
	2008	2007	Change
Reported Operating Companies Income	$946	$710	33.2%
Asset impairment and exit costs	0	0
Adjusted Operating Companies Income	$946	$710	33.2%
Adjusted OCI Margin*	44.9%	41.6%	3.3 pp

*Margins are calculated as adjusted operating companies income, divided by net revenues, excluding excise taxes.

PMI cigarette shipment volume increased 5.0% driven by gains in Egypt, Russia, Turkey and Ukraine.

In Russia, PMI’s shipment volume was up 8.0%, benefiting from up-trading to our higher-priced brands. PMI’s market share was up 0.3 points, with the premium brands Marlboro and Parliament, and the medium-priced brand Chesterfield, all registering share gains. PMI’s premium portfolio increased market share by 0.5 points in the quarter.

In Turkey, PMI’s shipment volume was up 3.4%, fueled by improved product mix, with double-digit growth of the premium brand portfolio, comprised of Parliament, Marlboro and the launch of Virginia Slims in the first quarter, partly offset by the decline of lower-margin brands. Total market share of 40.7% was up 0.5 points, driven by the strong performance of Parliament.

In Ukraine, PMI’s shipment volume was up 10.6% and market share rose 1.6 points to 35.7%, reflecting share gains by our higher-margin brands Marlboro, Parliament and Chesterfield.

ASIA

2008 Third-Quarter Results

In Asia, net revenues, excluding excise taxes, increased by 11.7% to reach $1.6 billion, including favorable currency of $55 million. Excluding currency, net revenues grew 7.8%.

In the third quarter of 2008, operating companies income grew 8.6%, primarily due to higher pricing and improved volume/mix. The growth in operating companies income continued to be driven by strong performances in Australia, Indonesia and Korea.

Operating companies income grew 8.1% for the third quarter of 2008 when adjusted for the impact of the items shown in the table below. The decrease in adjusted operating companies income margin reflects additional marketing investment.

Asia Operating Companies Income ($ Millions)
	Third Quarter
	2008	2007	Change
Reported Operating Companies Income	$558	$514	8.6%
Asset impairment and exit costs	0	2
Adjusted Operating Companies Income	$558	$516	8.1%
Adjusted OCI Margin*	34.7%	35.8%	(1.1) pp

*Margins are calculated as adjusted operating companies income, divided by net revenues, excluding excise taxes.

PMI cigarette shipment volume increased 5.6%, due to gains in Indonesia, Korea, Pakistan and the Philippines, partially offset by a decline in Japan.

In Indonesia, PMI’s shipment volume rose 13.0% versus the same period last year, reflecting gains by Marlboro, up 12.8%, and A Mild, up 24.2%, and the timing of trade purchases ahead of the religious holiday of Ramadan. Marlboro’s volume has been reinvigorated by the launch of Marlboro Mix 9 kretek brand. The A Mild brand family continued to perform strongly, helped by the successful launch of A Volution, the first super slims kretek in the Indonesian market. Based on a newly expanded retail audit panel, implemented during the quarter, which more accurately reflects the geographical coverage of the market, PMI’s market share reached 29.6%, up 0.4 points, driven by share gains in Marlboro and A Mild.

In Japan, the total cigarette market declined 5.7%. However, adjusting for the impact of the completed implementation of vending machine age verification and resultant trade inventory movements, the total market is estimated to have declined 3.8%. PMI’s shipments were down 7.1%, primarily reflecting the lower total market. Although PMI’s market share declined 0.3 points to 24.0% in the quarter, it was up 0.1 point versus the second quarter of this year. Marlboro’s share for the quarter was up slightly at 10.2% and up 0.4 points versus the second quarter 2008, driven by the August launch of Marlboro Black Menthol, an innovative product in the growing menthol segment. Recent share stabilization of the Lark family has been driven by the successful launch of Lark Menthol X, in February, and of Lark Classic, which continues to show encouraging results following its initial launch in April in East Japan.

In Korea, the total market was up 3.9% for the third quarter 2008 and PMI’s shipment volume increased 28.1%, driven by market share increases. PMI’s market share reached 12.2%, up 2.3 points, due mainly to the continued strong performance of Parliament, up 1.4 points, and Marlboro, up 0.7 points.

LATIN AMERICA & CANADA

2008 Third-Quarter Results

In Latin America & Canada, net revenues, excluding excise taxes, increased by 14.9% to reach $563 million, including favorable currency of $35 million, largely due to strong performances in Argentina, Colombia and Mexico. Excluding currency, net revenues grew 7.8%, mainly due to higher pricing in Argentina, Colombia and Mexico and higher volume in Argentina and Colombia.

In the third quarter of 2008, operating companies income decreased $33 million to $110 million. The decline is attributable to the one-time, pre-tax charge of $61 million, related to a previous distribution agreement in Canada. Excluding the impact of currency, acquisitions, the above charge and the items shown in the table below, adjusted operating companies income grew 6.3%.

Latin America & Canada Operating Companies Income ($ Millions)
	Third Quarter
	2008	2007	Change
Reported Operating Companies Income	$110	$143	(23.1)%
Asset impairment and exit costs	3	0
Adjusted Operating Companies Income	$113	$143	(21.0)%
Adjusted OCI Margin*	20.1%	29.2%	(9.1) pp

*Margins are calculated as adjusted operating companies income, divided by net revenues, excluding excise taxes.

Cigarette shipment volume increased by 15.0%, reflecting higher shipments and share in Argentina and Brazil and the inclusion of acquisition volume in Canada and Mexico. Excluding acquisition volume, shipments increased 6.5%.

In Argentina, the total cigarette market grew 6.9% for the third quarter 2008. PMI’s cigarette shipment volume increased 8.9% and share increased 1.3 points to 70.8%, driven by Marlboro, up 1.5 points and the Philip Morris brand, up 1.4 points.

In Mexico, the total cigarette market was down 4.8% for the third quarter 2008, reflecting the impact of price increases in October 2007 and related trade inventory movements, and tax-driven price increases in January 2008. However, PMI’s cigarette shipment volume, including the acquired brands, rose significantly and share increased 3.0 points to 68.5%, led by Benson & Hedges, up 0.6 points and Delicados, up 1.6 points. The share of Marlboro, the market leader, was 48.7%, up 0.1 point.

Philip Morris International Inc. Profile

Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world’s top 15 brands, including Marlboro, the number one cigarette brand worldwide. PMI has more than 75,000 employees and its products are sold in approximately 160 countries. In 2007, the company held an estimated 15.6% share of the total international cigarette market outside of the U.S. For more information, see www.pmintl.com.

Trademarks and service marks mentioned in this release are the registered property of, or licensed by, the subsidiaries of Philip Morris International Inc.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe

Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results and outcomes to differ materially from those contained in such forward-looking statements.

Philip Morris International Inc. and its tobacco subsidiaries (PMI) are subject to intense price competition; changes in consumer preferences and demand for their products; fluctuations in levels of customer inventories; increases in raw material costs; the effects of foreign economies and local economic and market conditions; unfavorable currency movements and changes to income tax laws. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively; and to improve productivity.

PMI is also subject to legislation and governmental regulation, including actual and potential excise tax increases; discriminatory excise tax structures; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and governmental investigations.

PMI is subject to litigation, including risks associated with adverse jury and judicial determinations, and courts reaching conclusions at variance with the company’s understanding of applicable law. It is possible that PMI’s consolidated results of operations, cash flows or financial position could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome or settlement of certain pending litigation.

PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10 and its Quarterly Report on Form 10-Q for the period ended June 30, 2008. PMI cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make.

Contact:	Investor Relations

New York: +1 (917) 663 2233

Lausanne: +41 (058) 242 4666

Schedule 1

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Condensed Statements of Earnings

For the Quarters Ended September 30,

(in millions, except per share data)

(Unaudited)

	2008	2007	% Change
Net revenues	$17,365	$14,232	22.0%
Cost of sales	2,481	2,229	11.3%
Excise taxes on products (*)	10,412	8,316	25.2%

Gross profit	4,472	3,687	21.3%
Marketing, administration and research costs	1,520	1,154
Asset impairment and exit costs	13	15

Operating companies income	2,939	2,518	16.7%
Amortization of intangibles	13	6
General corporate expenses	36	17

Operating income	2,890	2,495	15.8%
Interest expense (income), net	69	(16)

Earnings before income taxes and minority interest	2,821	2,511	12.3%
Provision for income taxes	667	710	(6.1)%

Earnings before minority interest	2,154	1,801	19.6%
Minority interest in earnings, net of income taxes	74	76

Net earnings	$2,080	$1,725	20.6%

Per share data:
Basic earnings per share	$1.01	$0.82	23.2%

Diluted earnings per share	$1.01	$0.82	23.2%

Weighted average number of shares outstanding - Basic (**)	2,051	2,109	(2.8)%
- Diluted (**)	2,064	2,109	(2.1)%

(*)	The segment detail of excise taxes on products sold for the quarters ended September 30, 2008 and 2007 is shown on Schedule 2.
(**)	For the quarter ended September 30, 2007, basic and diluted earnings per share are calculated based on the number of our shares distributed by Altria on the Distribution Date.

Schedule 2

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Quarters Ended September 30,

(in millions)

(Unaudited)

	Net Revenues
	European Union	EEMA	Asia	Latin America & Canada	Total
2008	$8,451	$4,163	$3,188	$1,563	$17,365
2007	6,832	3,312	2,814	1,274	14,232
% Change	23.7%	25.7%	13.3%	22.7%	22.0%

Reconciliation:
For the quarter ended September 30, 2007	$6,832	$3,312	$2,814	$1,274	$14,232

Acquired businesses	19	-	-	-	19
Currency	1,235	320	79	97	1,731
Operations	365	531	295	192	1,383

For the quarter ended September 30, 2008	$8,451	$4,163	$3,188	$1,563	$17,365

(*) The detail of excise taxes on products sold is as follows:
2008	$5,780	$2,054	$1,578	$1,000	$10,412
2007	$4,554	$1,606	$1,372	$784	$8,316

2008 Currency increased excise taxes as follows:	$883	$172	$24	$62	$1,141

Schedule 3

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Quarters Ended September 30,

(in millions)

(Unaudited)

	Operating Companies Income
	European Union	EEMA	Asia	Latin America & Canada	Total
2008	$1,325	$946	$558	$110	$2,939
2007	1,151	710	514	143	2,518
% Change	15.1%	33.2%	8.6%	(23.1)%	16.7%

Reconciliation:
For the quarter ended September 30, 2007	$1,151	$710	$514	$143	$2,518

Asset impairment and exit costs - 2007	13	-	2	-	15
Asset impairment and exit costs - 2008	(10)	-	-	(3)	(13)

Acquired businesses	9	-	-	14	23
Currency	154	55	-	8	217
Operations	8	181	42	(52)	179

For the quarter ended September 30, 2008	$1,325	$946	$558	$110	$2,939

Schedule 4

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Condensed Statements of Earnings

For the Nine Months Ended September 30,

(in millions, except per share data)

(Unaudited)

	2008	2007	% Change
Net revenues	$49,667	$41,448	19.8%
Cost of sales	7,242	6,594	9.8%
Excise taxes on products (*)	29,675	24,148	22.9%

Gross profit	12,750	10,706	19.1%
Marketing, administration and research costs	4,244	3,641
Asset impairment and exit costs	84	153

Operating companies income	8,422	6,912	21.8%
Amortization of intangibles	29	18
General corporate expenses	80	51

Operating income	8,313	6,843	21.5%
Interest expense (income), net	205	(3)

Earnings before income taxes and minority interest	8,108	6,846	18.4%
Provision for income taxes	2,268	1,996	13.6%

Earnings before minority interest	5,840	4,850	20.4%
Minority interest in earnings, net of income taxes	201	197

Net earnings	$5,639	$4,653	21.2%

Per share data: (**)
Basic earnings per share	$2.71	$2.21	22.6%

Diluted earnings per share	$2.69	$2.21	21.7%

Weighted average number of shares outstanding - Basic (***)	2,084	2,109	(1.2)%
- Diluted (***)	2,093	2,109	(0.8)%

(*)	The segment detail of excise taxes on products sold for the nine months ended September 30, 2008 and 2007 is shown on Schedule 5.
(**)	Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.
(***)	For the nine months ended September 30, 2007, basic and diluted earnings per share are calculated based on the number of our shares distributed by Altria on the Distribution Date.

Schedule 5

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Nine Months Ended September 30,

(in millions)

(Unaudited)

	Net Revenues
	European Union	EEMA	Asia	Latin America & Canada	Total
2008	$24,188	$11,577	$9,480	$4,422	$49,667
2007	20,253	9,205	8,351	3,639	41,448
% Change	19.4%	25.8%	13.5%	21.5%	19.8%

Reconciliation:
For the nine months ended September 30, 2007	$20,253	$9,205	$8,351	$3,639	$41,448

Acquired businesses	19	—	88	—	107
Currency	3,369	994	371	213	4,947
Operations	547	1,378	670	570	3,165

For the nine months ended September 30, 2008	$24,188	$11,577	$9,480	$4,422	$49,667

(*) The detail of excise taxes on products sold is as follows:
2008	$16,436	$5,708	$4,715	$2,816	$29,675
2007	$13,511	$4,356	$4,061	$2,220	$24,148

2008 Currency increased excise taxes as follows:	$2,365	$575	$164	$133	$3,237

Schedule 6

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Nine Months Ended September 30,

(in millions)

(Unaudited)

	Operating Companies Income
	European Union	EEMA	Asia	Latin America & Canada	Total
2008	$3,921	$2,551	$1,665	$285	$8,422
2007	3,256	1,911	1,412	333	6,912
% Change	20.4%	33.5%	17.9%	(14.4)%	21.8%

Reconciliation:
For the nine months ended September 30, 2007	$3,256	$1,911	$1,412	$333	$6,912

Asset impairment and exit costs - 2007	101	12	22	18	153
Asset impairment and exit costs - 2008	(66)	(1)	(14)	(3)	(84)
Equity loss from RBH legal settlement - 2008	-	-	-	(124)	(124)

Acquired businesses	9	-	5	40	54
Currency	542	135	57	15	749
Operations	79	494	183	6	762

For the nine months ended September 30, 2008	$3,921	$2,551	$1,665	$285	$8,422

Schedule 7

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share

For the Quarters Ended September 30,

($ in millions, except per share data)

(Unaudited)

	Net Earnings	Diluted E.P.S.
2008 Net Earnings	$2,080	$1.01
2007 Net Earnings	$1,725	$0.82
% Change	20.6%	23.2%

Reconciliation:
2007 Net Earnings	$1,725	$0.82

Special Items:
2007 Asset impairment and exit costs	11	-
2007 Tax items	(27)	(0.01)

Subtotal 2007 items	(16)	(0.01)

2008 Asset impairment and exit costs	(8)	-
2008 Tax items	169	0.08

Subtotal 2008 items	161	0.08

Currency	165	0.08
Interest	(61)	(0.03)
Change in tax rate	(9)	-
Lower shares outstanding	-	0.02
Operations	115	0.05

2008 Net Earnings	$2,080	$1.01

Reconciliation to 2008 Adjusted Diluted E.P.S.:

2008 Diluted E.P.S. (Reported)		$1.01
Less: 2008 Special Items noted above		0.08

2008 Adjusted Diluted E.P.S.		$0.93

Schedule 8

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share

For the Nine Months Ended September 30,

($ in millions, except per share data)

(Unaudited)

	Net Earnings	Diluted E.P.S.	(*)
2008 Net Earnings	$5,639	$2.69
2007 Net Earnings	$4,653	$2.21
% Change	21.2%	21.7%

Reconciliation:
2007 Net Earnings	$4,653	$2.21

Special Items:
2007 Asset impairment and exit costs	111	0.05
2007 Tax items	(27)	(0.01)

Subtotal 2007 items	84	0.04

2008 Asset impairment and exit costs	(54)	(0.02)
2008 Equity loss from RBH legal settlement	(124)	(0.06)
2008 Tax items	169	0.08

Subtotal 2008 items	(9)	-

Currency	560	0.26
Interest	(143)	(0.07)
Change in tax rate	(12)	(0.01)
Lower shares outstanding	-	0.02
Operations	506	0.24

2008 Net Earnings	$5,639	$2.69

(*)	Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

Schedule 9

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Reported to Pro Forma Adjusted Condensed Consolidated Statement of Earnings

For the Quarter Ended September 30, 2007

(in millions, except per share data)

(Unaudited)

	Reported	Adjustments		Pro Forma Adjusted
Net revenues	$14,232	$-		$14,232
Cost of sales	2,229	-		2,229
Excise taxes on products	8,316	-		8,316

Gross profit	3,687	-		3,687
Marketing, administration and research costs	1,154	7	(b)	1,161
Asset impairment and exit costs	15	(15)	(a)	-

Operating companies income	2,518	8		2,526
Amortization of intangibles	6	-		6
General corporate expenses	17	16	(b)	33

Operating income	2,495	(8)		2,487
Interest expense (income), net	(16)	53	(c)	37

Earnings before income taxes and minority interest	2,511	(61)		2,450
Provision for income taxes	710	9	(a,b,c,d)	719

Earnings before minority interest	1,801	(70)		1,731
Minority interest in earnings, net of income taxes	76	-		76

Net earnings	$1,725	$(70)		$1,655

Per share data:
Basic earnings per share	$0.82			$0.78

Diluted earnings per share	$0.82			$0.78

Weighted average number of shares outstanding - Basic (e)	2,109			2,109
- Diluted (e)	2,109			2,109

(a) This adjustment reflects the reversal of $15 million of pre-tax asset impairment and exit costs ($11 million after-tax) relating to the streamlining of various administrative functions.

(b) A subsidiary of Altria had provided us with certain services at cost plus a management fee. This adjustment reflects incremental costs of $23 million, partially offset by the related tax benefit of $7 million. These incremental costs reflect the expansion of services that were previously provided by Altria to reflect our status as a stand-alone public company.

(c) As part of the Spin-off, we paid to Altria $4.0 billion in special dividends, of which $3.1 billion were paid in 2007 and the remaining $900 million were paid in the first quarter of 2008. The pro forma adjusted statement of earnings has been adjusted to reflect the incremental interest expense we would have incurred if borrowings to finance the special dividends had been made on January 1, 2007. The incremental interest adjustment of $53 million, partially offset by the related tax benefit of $15 million, was computed by applying a rate of 5.24% (the average rate of our December 2007 borrowings that were incurred to pay Altria the dividend) to the total special dividends that were paid to Altria. An increase or (decrease) of one-eighth of 1% (12.5 basis points) in the interest rate associated with these variable rate borrowings would have increased or (decreased) our pro forma adjusted interest expense by $1.3 million.

(d) The 2007 reported effective tax rate included a tax benefit of $27 million related to the reduction of deferred tax liabilities resulting from future tax rates enacted in Germany. This adjustment reflects the reversal of this transaction.

(e) Basic and diluted earnings per share are calculated based on the number of our shares distributed by Altria on the Distribution Date.

Schedule 10

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Condensed Balance Sheets

(in millions, except ratios)

(Unaudited)

	September 30, 2008	December 31, 2007
Assets
Cash and cash equivalents	$2,803	$1,656
All other current assets	12,503	13,396
Property, plant and equipment, net	6,696	6,435
Goodwill	9,318	7,925
Other intangible assets, net	3,090	1,906
Other assets	895	725

Total assets	$35,305	$32,043

Liabilities and Stockholders’ Equity
Short-term borrowings	$1,842	$638
Current portion of long-term debt	107	91
All other current liabilities	9,447	7,822
Long-term debt	9,198	5,578
Deferred income taxes	1,422	1,240
Other long-term liabilities	1,657	1,273

Total liabilities	23,673	16,642
Total stockholders’ equity	11,632	15,401

Total liabilities and stockholders’ equity	$35,305	$32,043

Total debt	$11,147	$6,307
Total debt/equity ratio	0.96	0.41